Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ORION MARINE GROUP, INC.
(a Delaware corporation)
(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)
     Orion Marine Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:
     1. That the name of the corporation is Orion Marine Group, Inc. and that the corporation was originally incorporated pursuant to the DGCL on October 12, 2004 under the name Hunter Acquisition Corp. A Certificate of Amendment was filed on March 22, 2005, and a Certificate of Ownership and Merger was filed on April 5, 2007 changing the name of the corporation from Hunter Acquisition Corp. to Orion Marine Group, Inc.
     2. Pursuant to Sections 228, 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.
     3. The text of the Certificate of Incorporation of the corporation is hereby restated in its entirety to read as follows:
ARTICLE 1
     The name of the corporation is Orion Marine Group, Inc. (the “Corporation”).
ARTICLE 2
     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE 3
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL.
ARTICLE 4
     A. Authorized Capital Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is 60,000,000, consisting of 50,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Subject to paragraph B of this ARTICLE 4, 35,000 shares of Preferred Stock are designated as the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”), having the voting powers, preferences and relative participation, optional or other rights and privileges and qualifications, limitations or restrictions set forth on Exhibit A attached hereto. Effective immediately upon filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each 2.23 shares of class B stock issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be converted, reclassified and combined into, and immediately represent one share of Common Stock. All shares held by any holder after such conversion shall be aggregated for purposes of determining whether a fractional interest shall result from such conversion, and any such fractional interest shall be rounded up to the nearest whole share. In addition, effective immediately upon the Effective Time, each share of class A stock issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent one share of Series A Preferred Stock. Each certificate representing shares of class A stock or class B stock shall thereafter represent that number of shares of Series A Preferred Stock or Common Stock, as applicable, determined in the previous sentences; provided, that each person holding of record a stock certificate or certificates representing such shares of class A stock or class B stock shall receive, upon surrender of such certificate or certificates to the Corporation or its transfer agent, a new certificate or certificates evidencing the number of shares of Series A Preferred Stock or Common Stock, as applicable, to which such person is entitled. The provisions of this paragraph shall not change the par value of the capital stock set forth above.
          The Corporation may purchase, directly or indirectly, its own shares to the extent that may be allowed by law.
     B. Rights and Preferences of the Preferred Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, authority is hereby expressly vested in the board of directors of the Corporation (the “Board of Directors”) to establish and authorize the issuance of the Preferred Stock from time to time in one or more series and, with respect to each series of the Preferred Stock, to fix and determine by resolution or resolutions, in the manner provided for by law, the number of shares to constitute the series, the designation of the series and, subject to the provisions of the DGCL, the rights and preferences of the shares of any series so established. The Board may decrease the number of shares designated for any existing series of the Preferred Stock; provided, that the Board may not decrease the number of shares within a series below the number of shares within such series that is then issued. Any shares that are so reduced from an existing series of the Preferred Stock shall become authorized but unissued shares of Preferred Stock subject to designation as set forth above. Upon the redemption, repurchase or other retirement of all outstanding shares of Series A Preferred Stock, the designations of the Series A Preferred Stock set forth on Exhibit A attached hereto shall be terminated in full and all shares of Series A Preferred Stock shall become authorized but unissued shares of Preferred Stock subject to designation as set forth above. Each share of the Preferred Stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date, if any, from which dividends on such share shall accumulate and other details which because of the passage of time are required to be made in order for the substantive rights of the holders of the shares of such series to be identical.

     C. Description of the Common Stock.
          1. General. Except as set forth in paragraph D of this ARTICLE 4, all shares of Common Stock shall be identical and will entitle holders thereof to the same rights and privileges. All shares of Common Stock are expressly made subject and subordinate to the rights, privileges and preferences that may be fixed with respect to any shares of any series of Preferred Stock.
          2. Voting Rights. Except as set forth in paragraph D of this ARTICLE 4, each registered holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder. Except as set forth in paragraph D of this ARTICLE 4 or as otherwise provided by law, and subject to the rights of any outstanding series of Preferred Stock, each registered holder of Common Stock shall be entitled to vote for the election of directors of the Corporation as provided in ARTICLE 5 and shall be entitled to vote on all other matters submitted to a vote of the stockholders of the Corporation.
          3. Dividends. Any dividend on Common Stock shall be payable ratably in proportion to the number of shares of Common Stock held by the holders of Common Stock.
          4. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after distribution in full of all preferential amounts to be distributed to the holders of any outstanding shares of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.
     D. Foreign Ownership of Stock. Notwithstanding anything to the contrary contained in the Corporation’s certificate of incorporation or the designations of any series of Preferred Stock:
          1. In General. It is the policy of the Corporation that Non-U.S. Citizens should Own, individually or in the aggregate, no more than the Permitted Percentage of the shares of any class or series of the Corporation’s capital stock at any time outstanding. If at any time Non-U.S. Citizens, individually or in the aggregate, become the Owners of more than the Permitted Percentage of the shares of any class or series of the Corporation’s capital stock at any time outstanding, then the Corporation shall have the power to take the actions prescribed in subparagraphs 3, 4 and 5 of this paragraph D of this ARTICLE 4. The provisions of this paragraph D are intended to assure that the Corporation remains in continuous compliance with the citizenship requirements of the Foreign Dredge Act of 1906, 46 U.S.C. section 55109, as amended, the Merchant Marine Act of 1920, 46 U.S.C. section 55101, et seq., as amended, the Shipping Act of 1916, 46 U.S.C. section 50501, as amended, and any other U.S. maritime, shipping, and vessel regulations and laws requiring or relating to the ownership or control of the Corporation for purposes of owning and operating vessels in the U.S. coastwise trade (collectively, the “Maritime Laws”). Any amendments to the Maritime Laws are deemed to be incorporated herein by reference.

          2. Dual Stock Certificate System. To implement the policy set forth in subparagraph 1 hereof, the Corporation may institute a Dual Stock Certificate System such that (a) each certificate representing shares of capital stock that are Owned by a U.S. Citizen shall be marked “U.S. Citizen” and each stock certificate representing shares of capital stock that are Owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen,” but with all such certificates for the same class or series of capital stock to be identical as to form in all other respects and to comply with all provisions of the DGCL; (b) to the extent necessary to enable the Corporation to submit any proof of citizenship required by law or by contract with the United States government (or any agency thereof), the Corporation may require the record holders and the Owners of such shares of capital stock to confirm their citizenship status from time to time, and voting rights and dividends and other distributions payable with respect to shares of capital stock held by such record holder or Owned by such Owner may, in the discretion of the Board of Directors, be withheld until confirmation of such citizenship status is received; and (c) the share transfer records of the Corporation shall be maintained in such manner as to enable the percentage of each class and series of capital stock that is Owned by Non-U.S. Citizens and by U.S. Citizens to be confirmed. The Board of Directors is authorized to take such other ministerial actions or make such interpretations as it may deem necessary or advisable in order to implement the policy set forth in subparagraph 1 hereof.
          3. Restrictions on Issuance and Transfer, Change of Status.
               3.1 Any issuance (including by the exercise, conversion or exchange of any securities) or transfer, or attempted transfer, of any capital stock, the effect of which would be to cause one or more Non-U.S. Citizens to Own shares of any class or series capital stock in excess of the Permitted Percentage, shall be ineffective as against the Corporation, and neither the Corporation nor its transfer agent or registrar shall register such issuance or transfer or purported transfer on the share transfer records of the Corporation and neither the Corporation nor its transfer agent or registrar shall be required to recognize the holder, transferee or purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this paragraph D of this ARTICLE 4. A citizenship certificate may be required from all transferees (and from any recipient upon original issuance) of capital stock of the Corporation and, if such transferee (or recipient) is acting as a fiduciary or nominee for an Owner, such Owner, and registration of transfer (or original issuance) shall be denied upon refusal to furnish such certificate.
               3.2 Each record holder and Owner shall advise the Corporation in writing of any change in such record holder’s or Owner’s citizenship status.
          4. No Voting Rights; Temporary Withholding of Dividends and Other Distributions. If on any date (including any record date) the number of shares of any class or series of capital stock that is Owned by Non-U.S. Citizens is in excess of the Permitted Percentage for such series or class (such shares of capital stock herein referred to as the “Excess Shares”), the Corporation shall determine those shares Owned by Non-U.S. Citizens that constitute such Excess Shares. The determination of those shares of capital stock that constitute Excess Shares shall be made by reference to the date or dates shares were acquired by Non-U.S. Citizens, starting with the most recent acquisition of shares of capital stock by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of shares by Non-U.S. Citizens from and after the acquisition of those shares by a Non-U.S. Citizen that first caused the Permitted Percentage to be exceeded. The determination of the Corporation as to those shares of capital stock that constitute the Excess Shares shall be conclusive. Shares of capital stock deemed to constitute such Excess Shares shall (so long as such excess exists) not be accorded any voting rights and shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly brought before the stockholders of the Corporation for a vote thereon. The Corporation shall (so long as such excess exists) withhold the payment of dividends, if any, and the sharing in any other distribution (upon liquidation or otherwise) in respect of the Excess Shares. At such time as the Permitted Percentage for the applicable class or series of capital stock is no longer exceeded, full voting rights shall be restored to any shares of such class or series of capital stock previously deemed to be Excess Shares and any dividend or other distribution with respect thereto that has been withheld shall be due and paid solely to the record holders of such shares of capital stock at the time the applicable Permitted Percentage is no longer exceeded.
     5. Redemption of Excess Shares. The Corporation shall have the power, but not the obligation, to redeem Excess Shares subject to the following terms and conditions:
               5.1 the per share redemption price (the “Non-U.S. Citizen Redemption Price”) to be paid for the Excess Shares to be redeemed shall be the sum of (a) the Fair Market Value of such shares of capital stock and (b) any dividend or other distribution declared with respect to such shares prior to the date such shares are called for redemption hereunder but which has been withheld by the Corporation pursuant to subparagraph 4;
               5.2 the Non-U.S. Citizen Redemption Price shall be paid in cash;
               5.3 a notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the redemption date to each holder of record of the Excess Shares to be redeemed, at such holder’s address as the same appears on the share transfer records of the Corporation. Each such notice shall state (a) the redemption date; (b) the number of Excess Shares to be redeemed from such holder; (c) the Non-U.S. Citizen Redemption Price, and the manner of payment thereof; (d) the place where certificates for such shares are to be surrendered for payment of the Non-U.S. Citizen Redemption Price; and (e) that dividends and other distributions, if any, on the Excess Shares to be redeemed will cease to accrue on such redemption date;
               5.4 from and after the redemption date, dividends and other distributions, if any, on the shares of capital stock called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Non-U.S. Citizen Redemption Price) shall cease. Upon surrender of the certificates for any shares of capital stock so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Non-U.S. Citizen Redemption Price. In case fewer than all the shares of capital stock represented by any such certificate are redeemed, a new certificate shall be issued representing the shares of capital stock not redeemed without cost to the holder thereof; and

               5.5 such other terms and conditions as the Board of Directors may reasonably determine.
          6. Determination of Citizenship. In determining the citizenship of the Owners or their transferees of shares of capital stock, the Corporation may rely on the share transfer records of the Corporation and the citizenship certificates given by the Owners or their transferees or any recipients (in the case of original issuance) (in each case whether such certificates have been given on their own behalf or on behalf of others) to establish the citizenship of such Owners, transferees or recipients of the shares of capital stock. The determination of the citizenship of Owners and their transferees of the shares of capital stock may also be subject to proof in such other way or ways as the Corporation may deem reasonable. The Corporation may at any time require proof, in addition to the citizenship certificates, of any Owner or proposed transferee of shares of capital stock, and the payment of dividends and other distributions may be withheld, and any application for transfer of ownership on the share transfer records of the Corporation may be refused, until such additional proof is submitted. The determination of the Corporation as to the citizenship of the Owners or their transferees in accordance with this subparagraph 6 shall be conclusive.
          7. Severability. Each provision of subparagraphs 1 through 6 of this paragraph D of this ARTICLE 4 is intended to be severable from every other provision. If any one or more of the provisions contained in such subparagraphs is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of such subparagraphs shall not be affected, and such subparagraphs shall be construed as if the provisions held to be invalid, illegal or unenforceable had been reformed to the extent required to be valid, legal and enforceable.
          8. Definitions. For purposes of this paragraph D of this ARTICLE 4:
               “Fair Market Value” shall mean the average Market Price of one share of the applicable class or series of capital stock for the 20 consecutive trading days next preceding the date of determination. The “Market Price” for a particular day shall mean (a) the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange, Inc. (“NYSE”) composite tape; and (b) if the capital stock is not then listed or admitted to unlisted trading privileges on the NYSE, as reported on the consolidated reporting system of the principal national securities exchange (then registered as such pursuant to Section 6 of the Securities Exchange Act of 1934, as amended) on which such capital stock is then listed or admitted to unlisted trading privileges; and (c) if such capital stock is not then listed or admitted to unlisted trading privileges on the NYSE or any national securities exchange, as included for quotation through the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) National Market System; and (d) if such capital stock is not then listed or admitted to unlisted trading privileges on the NYSE or on any national securities exchanges, and is not then included for quotation through the NASDAQ National Market System, (i) the average of the closing “bid” and “asked” prices on such day in the over-the-counter market as reported by NASDAQ or, (ii) if “bid” and “asked” prices for such capital stock on such day shall not have been reported on NASDAQ, the average of the “bid” and “asked” prices for such day as furnished by any NYSE member firm regularly making a market in and for the capital stock.

               If such capital stock is not publicly traded, the Fair Market Value thereof shall mean the fair value of one share of such capital stock as determined in good faith by the Board of Directors, which determination shall be conclusive.
               8.1 A Person shall be deemed the “Owner” of, or to “Own,” shares of the Corporation’s capital stock or other ownership interests to the extent such shares or other ownership interests (a) are owned beneficially or held of record (with the power to act on behalf of the beneficial owner) by such Person; (b) may be voted by such Person; (c) are entitled to dividends or other distributions in respect of such shares or ownership interests by such Person; or (d) which by any other means whatsoever are controlled by such Person, or in which control is permitted to be exercised by such Person (with the Board of Directors being authorized to determine reasonably the meaning of such control for this purpose under the guidelines set forth in 46 C.F.R. §§ 67.31 (2006), as amended, modified or supplemented).
               8.2 “U.S. Citizen” shall mean: (a) an individual who is a native-born, naturalized, or derivative citizen of the United States, or otherwise qualifies as a United States citizen; (b) a partnership of which all of its general partners are U.S. Citizens and at least 75% of the equity interest in the partnership is Owned by U.S. Citizens; (c) a trust whereby each of its trustees is a U.S. Citizen citizen, each beneficiary with an enforceable interest in the trust is a U.S. Citizen, and at least 75% of the equity interest in the trust is Owned by U.S. Citizens; (d) an association or joint venture if each of its members is a U.S. Citizen; (e) a corporation if (i) it is incorporated under the laws of the United States or of a State of the United States or a political subdivision thereof, Guam, Puerto Rico, the Virgin Islands, American Samoa, the District of Columbia, the Northern Mariana Islands, or any other territory or possession of the United States, (ii) its chief executive officer, by whatever title, and its chairman of the board of directors are U.S. Citizens, (iii) no more of its directors are Non-U.S. Citizens than a minority of the number necessary to constitute a quorum, and (iv) at least 75% of the stock interest in the corporation is Owned by U.S. Citizens; (v) a governmental entity that is an entity of the federal government of the United States or of the government of a State of the United States or a political subdivision thereof, Guam, Puerto Rico, the Virgin Islands, American Samoa, the District of Columbia, the Northern Mariana Islands, or any other territory or possession of the United States, all as further defined in 46 C.F.R. §§ 67.30-67.47 (2006), as amended, modified or supplemented. With respect to a limited liability company, a “U.S. Citizen” shall mean an entity that meets the requirements of subclause (b) above, and, if the limited liability company has a chief executive officer, by whatever title, or a board of directors, then it shall also meet such relevant requirements of subclause (e) above.
               8.3 “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.
               8.4 “Permitted Percentage” shall mean, with respect to any class or series of outstanding capital stock of the Corporation, a percentage 2% less than the percentage that would cause the Corporation to be no longer qualified as a U.S. Citizen qualified to engage in coastwise trade under the Maritime Laws.

               8.5 “Person” shall mean an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
ARTICLE 5
     The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation (the “Bylaws”); subject, however, to the rights of the holders of any series of Preferred Stock of the Corporation to elect additional directors under specified circumstances, and shall be subject to the following provisions:
     A. Classification. The directors shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I director shall expire on the date of the first annual meeting of stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders after the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders after the Effective Time. At each annual stockholders meeting after the Effective Time, directors to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.
     B. Election. Holders of capital stock shall elect all directors of the Corporation (other than directors, if any, which holders of any series of Preferred Stock are entitled to elect).
     C. Written Ballot. The election of directors need not be by written ballot except as may otherwise be provided in the Bylaws.
     D. Cumulative Voting. Cumulative voting for the election of directors is not allowed.
     E. Removal. Subject to the rights of the holders of any series of Preferred Stock to remove directors, (a) no director may be removed without cause and (b) the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any director or the entire Board of Directors for cause.
     F. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum (and not by stockholders), or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
ARTICLE 6
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal in any respect any or all of the Bylaws. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors regardless of whether there exist any vacancies in such authorized directorships. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation; provided, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law the Corporation’s certificate of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
ARTICLE 7
     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE 8
     The Corporation expressly elects to be subject to Section 203 of the DGCL.
ARTICLE 9
     Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
ARTICLE 10
     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Article, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE 11
     To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) its directors and officers, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this Article shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal or modification.
ARTICLE 12
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
ARTICLE 13
     The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the DGCL and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the DGCL, Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this ARTICLE 13 and any such agreement, the term, “Continuing Directors” shall mean (a) those directors who were members of the Board of Directors at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board of Directors, if such director’s nomination for election or appointment to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office and (b) such other members of the Board of Directors, if any, designated in, or in the manner provided in, such agreement as Continuing Directors.
ARTICLE 14
     The Corporation reserves the right to amend, alter, change or repeal in any respect any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this certificate of incorporation are granted subject to this reservation; provided, that the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal ARTICLE 5, 6, 7, 8, 10, 11, 13 and 14 of this certificate of incorporation.
     The undersigned, being the duly elected President of the Corporation, for the purpose of amending and restating the certificate of incorporation of the Corporation, does make this Certificate, hereby declaring and certifying that this is its act and deed and the facts stated in this certificate of incorporation are true, and accordingly has hereunto executed this Amended and Restated Certificate of Incorporation as a duly authorized officer of the Corporation this 17th day of May, 2007.

/s/ J. Michael Pearson
J. Michael Pearson, President

EXHIBIT A
DESIGNATIONS OF SERIES A PREFERRED STOCK
     The voting powers, preferences, and privileges and qualifications, limitations, or restrictions of the Series A Preferred Stock are as set forth below:
          1. Dividends.
               1.1 Class A Stock. The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative dividends at the annual rate of 6% of the Original Issue Price (as defined herein) per annum per share, prior and in preference to any declaration or payment of any dividend (payable other than solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive solely shares of Common Stock of the Corporation) on Common Stock or any other Equity Securities. Dividends on each share of Series A Preferred Stock shall be cumulative and shall accrue on each share from day to day until paid, whether or not earned or declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. All accrued but unpaid dividends on each share of Series A Preferred Stock shall be payable out of any assets legally available therefor in cash upon the liquidation, dissolution, or winding up of the Corporation as provided in part 2 of this Exhibit A, upon the repurchase of Series A Preferred Stock as provided in part 3 of this Exhibit A or, subject to any contractual obligations of the Corporation limiting its ability to declare or pay dividends, from time to time when, as, and if declared by the board of directors of the Corporation (the “Board”).
               1.2 Priority on Dividends. Unless the full amount of any accrued and unpaid dividends on the Series A Preferred Stock shall have been paid or declared in full and a sum sufficient for the payment thereof reserved and set apart, (a) no dividend or distribution (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive solely shares of Common Stock of the Corporation) shall be declared or paid on Common Stock or any other Equity Securities and (b) no shares of Common Stock or any other Equity Securities shall be purchased, redeemed, or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof; provided, that this restriction shall not apply to (i) the repurchase of capital stock pursuant to the Stockholders’ Agreement or the repurchase of Series A Preferred Stock pursuant to the terms hereof or (ii) the repurchase of shares of Common Stock from directors, employees, or consultants of the Corporation or a Subsidiary pursuant to agreements approved by the Board of Directors under which the Corporation has the obligation or option to repurchase such shares upon the occurrence of certain events, such as the termination of service to the Corporation or a Subsidiary.
               1.3 Non-Cash Dividends. Whenever a dividend provided for in this part 1 of Exhibit A shall be payable in property other than cash, the value of such dividend shall be deemed to be the Fair Market Value of such property.

          2. Liquidation Preference.
               2.1 Series A Preferred Stock. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and to the holders of any other Equity Securities, an amount (the “Liquidation Preference”) for each share of Series A Preferred Stock then held by them equal to $1,000 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transactions with respect to such shares after the filing date hereof, the “Original Issue Price”) plus all accrued or declared but unpaid dividends on the Series A Preferred Stock to and including the date of payment of such Liquidation Preference. If, upon the occurrence of such event, the assets and funds legally available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference for each share of Series A Preferred Stock held by such holders, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock based upon the aggregate Liquidation Preferences of the shares of Series A Preferred Stock held by each such holder.
               2.2 Participation Rights. If the assets and funds of the Corporation legally available for distribution to the Corporation’s stockholders exceed the aggregate Liquidation Preferences payable to the holders of Series A Preferred Stock pursuant to paragraph 2.1 of this Exhibit A, then, after the payments required by paragraph 2.1 of this Exhibit A shall have been made or irrevocably set apart for payment, the remaining assets and funds of the Corporation available for distribution to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock or other Equity Securities in accordance with the terms thereof.
               2.3 Merger or Sale of Assets. For purposes of this part 2 of this Exhibit A, at the election of the holders of a majority of the Series A Preferred Stock then outstanding, a liquidation, dissolution, or winding up of the Corporation shall be deemed to be occasioned by, and the holders of Series A Preferred Stock shall be entitled to receive in cash, securities, or other property (valued at Fair Market Value) in the amounts as specified in paragraphs 2.1 and 2.2 above at the closing of, (a) the consolidation or merger of the Corporation with or into one or more other corporations or other business organizations pursuant to which the Corporation’s stockholders of record immediately prior to such event (by virtue of the securities issued as part of such event) shall hold less than 50% of the voting power of the surviving or acquiring entity immediately following such event (a “Change of Control”); (b) the sale, lease, or transfer of all or substantially all of the assets of the Corporation and/or its material Subsidiaries or of any material business unit of the Corporation; or (c) any other form of corporate reorganization resulting in a Change of Control in which outstanding shares of the Corporation are exchanged for or converted into cash or the securities of another corporation or business organization, or other property.
               2.4 Liquidation Notice. The Corporation shall give written notice of any liquidation, dissolution, or winding up (or any transaction which might reasonably be deemed to be a liquidation, dissolution, or winding up pursuant to paragraph 2.3 of this Exhibit A) to each holder of Series A Preferred Stock not less than 10 days prior to the date stated in such notice for the distribution and payment of the amounts provided in this part 2 of this Exhibit A.
          3. Repurchase.
               3.1 Repurchase Date. Upon the consummation of a firm commitment underwritten offering by the Corporation of shares of Common Stock or other Equity Securities to the public pursuant to an effective registration statement under the Securities Act of 1933, then in effect, or any comparable statement under any similar federal statute then in force, the Corporation shall repurchase from each holder of outstanding Series A Preferred Stock the number of shares of Series A Preferred Stock held of record by such holder on the date of the consummation of such offering (a “Repurchase Date”), at a price per share equal to the Original Issue Price plus all declared or accrued but unpaid dividends, if any (the “Repurchase Price”).
               3.2 Repurchase Notice. Not less than 15 nor more than 30 days prior to a Repurchase Date, the Corporation shall give written notice by first class mail, postage prepaid, to each holder of record (as of the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock, at the address of such holder last shown on the records of the Corporation, notifying such holder of the repurchase to be effected, specifying the number of shares to be repurchased from such holder on such Repurchase Date, the Repurchase Date, the Repurchase Price, and the place at which payment may be obtained and calling upon such holder to surrender to the Corporation in the manner and at the place designated, its certificate or certificates representing the shares of Series A Preferred Stock to be repurchased on such Repurchase Date (the “Repurchase Notice”). On or after the Repurchase Date, each holder of Series A Preferred Stock to be repurchased on such Repurchase Date shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Repurchase Notice, and thereupon the Repurchase Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.
               3.3 Available Funds, etc. If the funds of the Corporation legally available for repurchase of Series A Preferred Stock on any Repurchase Date are insufficient to repurchase the total number of shares of Series A Preferred Stock to be repurchased on such date, those funds that are legally available will be used to repurchase the maximum possible number of shares of Series A Preferred Stock, ratably among the holders of the shares of Series A Preferred Stock to be repurchased based upon the aggregate Repurchase Price of such shares held by each such holder. The shares of Series A Preferred Stock not repurchased shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the repurchase of shares of Series A Preferred Stock, such funds will immediately be used to repurchase the balance of the Series A Preferred Stock, ratably among the holders of such shares of Series A Preferred Stock, as set forth in the preceding sentence, and such funds will not be used for any other purpose.

               3.4 Deposit of Repurchase Price. On or prior to the Repurchase Date, the Corporation shall deposit the Repurchase Price of all shares of the Series A Preferred Stock to be repurchased with a bank or trust corporation having aggregate capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00) as a trust fund for the benefit of the respective holders of the shares designated for repurchase, with irrevocable instructions and authority to the bank or trust corporation to pay the Repurchase Price for such shares to their respective holders on or after the Repurchase Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation. As of the Repurchase Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Repurchase Date the shares so called for repurchase shall be repurchased and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Repurchase Price of the shares upon surrender of their certificates therefor. The balance of any moneys deposited by the Corporation pursuant to this paragraph 3.4 of this Exhibit A remaining unclaimed at the expiration of two years following the Repurchase Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of the Board.
               3.5 Certificates, etc. If fewer than the total number of shares of Series A Preferred Stock represented by any certificate are repurchased, a new certificate representing the number of shares of Series A Preferred Stock not repurchased will be issued to the holder thereof without cost to such holder within a reasonable time after surrender of the certificate representing the repurchased shares.
               3.6 Pro rata Repurchases. Neither the Corporation nor any Subsidiary will repurchase, purchase, or otherwise acquire any shares of Series A Preferred Stock except as expressly authorized herein, in the Stockholders’ Agreement or pursuant to a purchase offer made pro rata to all holders of shares of Series A Preferred Stock on the basis of the aggregate Repurchase Price of such shares of Series A Preferred Stock owned by each such holder.
          4. Voting Rights. Without the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class, the Corporation shall not:
               (a) effect any sale, lease, assignment, transfer, exchange, or other conveyance of all or substantially all of the assets of the Corporation or any Subsidiary, or any consolidation, conversion, or merger involving the Corporation or any Subsidiary or any share exchange, reclassification, or other change of any stock, or any recapitalization, or any dissolution, liquidation, or winding up of the Corporation or any Subsidiary or, unless the obligations of the Corporation or such Subsidiary under an agreement are expressly conditional upon the requisite approval of the holders of the Series A Preferred Stock as provided for herein, make any agreement or become obligated to do so;
               (b) authorize, issue, or obligate itself to issue any additional shares of Series A Preferred Stock, or increase or decrease the total number of authorized shares of Series A Preferred Stock;

               (c) authorize, issue, or obligate itself to issue any Equity Securities of the Corporation (other than pursuant to an Approved Plan) or any Subsidiary, or reclassify or convert any shares of Common Stock or other Equity Securities of the Corporation or any Subsidiary;
               (d) authorize, issue, or obligate itself to issue any Debt Securities of the Corporation or any Subsidiary;
               (e) amend or alter its Certificate of Incorporation or Bylaws or the charter documents of any Subsidiary or otherwise alter or change the right, preferences or privileges of the Series A Preferred Stock, whether by merger, consolidation or otherwise;
               (f) authorize or issue, or obligate itself to issue, any shares of Common Stock or other Equity Security of the Corporation or any Subsidiary to any employee, director, or consultant of the Corporation or any Subsidiary, or authorize or create, or reserve shares of Common Stock or other Equity Securities of the Corporation or any Subsidiary (including increasing the number of Equity Securities reserved) with respect to any stock option plan, stock incentive plan, stock appreciation right, or other plan or arrangement, other than under an Approved Plan;
               (g) pay or declare any dividend on the Corporation’s Common Stock or any other Equity Securities of the Corporation;
               (h) enter into or be a party to, or allow any Subsidiary to enter into or be a party to, any related or affiliated party transaction or arrangement including, but not limited to, employee benefit plans or arrangements, but other than for payment of customary salary for service rendered;
               (i) incur, create, assume, become or be liable in any manner with respect to, permit to exist or modify the terms of any indebtedness for borrowed money (including, without limitation, capitalized leases) of the Corporation or any Subsidiary or for the deferred purchase price for the acquisition of property by the Corporation or any Subsidiary;
               (j) loan money from the Corporation or any Subsidiary to any person or guarantee the indebtedness of any person by the Corporation or any Subsidiary, except for expense reimbursement for reasonable expenses incurred in connection with employment or service to the Company in the ordinary course of business;
               (k) except to the extent specifically reflected in the annual budget of the Corporation approved by the Board, enter into any single contract or series of related contracts with respect to a single transaction or any set of related transactions contemplating the payment (at any single time or in the aggregate) by the Corporation or a Subsidiary of amounts in excess of $1.00;
               (l) acquire or enter into any agreement to acquire (irrespective of the form of transaction) by the Corporation or any Subsidiary any capital stock of any person, or any substantial portion of the assets of any person;

               (m) change the primary line of business of the Corporation or any Subsidiary;
               (n) voluntarily dissolve, liquidate, or wind up the affairs of the Corporation or any Subsidiary;
               (o) increase or decrease the size of the Board of the Corporation or of any Subsidiary;
               (p) increase or decrease the size of one or more committees of the Board designated in the manner provided in the Bylaws of the Corporation (the “Bylaws”);
               (q) appoint or approve the appointment of any senior executive officer of the Corporation or any Subsidiary, including without limitation, the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, and General Counsel;
               (r) terminate or approve the termination of any senior executive officer of the Corporation or any Subsidiary, including without limitation, the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, and General Counsel;
               (s) create any Subsidiary or transfer any assets of the Company to any Subsidiary of the Company; or
               (t) adopt, approve or modify the annual budget of the Corporation or that of any Subsidiary.
          5. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series A Preferred Stock. Upon the surrender of any certificate representing shares of Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series A Preferred Stock represented by the surrendered certificate.
          6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit without bond of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series A Preferred Stock and, in the case of any such loss, theft, or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any mutilation, upon surrender of such certificate the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed, or mutilated certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed, or mutilated certificate.
          7. Definitions. As used in this Exhibit A:
               “Approved Plan” means any written stock option, stock purchase, stock incentive, or stock appreciation plan or arrangement and any increase in the number of shares of Common Stock or other Equity Securities reserved for issuance pursuant to any of the foregoing; provided, that such plan or arrangement is approved by a majority of the Board and by the holders of Series A Preferred Stock pursuant to paragraph 4 of this Exhibit A.
               “Debt Security” means any security representing funds borrowed by the Corporation from the holder of the debt obligation or similar security, including, without limitation, securities containing debt features such as bonds, notes or debentures.
               “Equity Security” means any capital stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying any warrant or right to subscribe for or purchase any stock or similar security, or any such warrant or right, other than the Series A Preferred Stock or Common Stock.
               “Fair Market Value” means the fair market value as determined in good faith by a majority of the entire Board.
               “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or a governmental entity or any department, agency, or political subdivision thereof.
               “Stockholders’ Agreement” means the Stockholders’ Agreement, to be entered into in connection with the Corporation’s initial issuance of Series A Preferred Stock and Common Stock by and among the Corporation and certain stockholders of the Corporation, as such agreement may from time to time be amended in accordance with its terms.
               “Subsidiary” means any corporation any of the outstanding voting securities of which are owned by the Corporation or any Subsidiary, directly or indirectly, or a partnership or limited liability company in which the Corporation or any Subsidiary is a general partner or manager or holds interests entitling it to receive any of the profits or losses of the partnership or limited liability company.
          8. Amendment and Waiver. Except as expressly provided herein, no amendment, modification, or waiver will be binding or effective with respect to any provision of this Exhibit A without the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting separately as a class; provided, that if any such amendment, modification, or waiver is to a provision herein that requires a specific vote (such as requiring the vote of a specified percentage of a particular class of voting securities) to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification, or waiver will not be binding or effective unless such specific vote is obtained to approve such amendment, modification, or waiver; and provided, further, that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the applicable class(es) of securities that would be necessary to approve such change in terms other than in connection with such merger or consolidation.
          9. Notices. Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to (a) the Corporation, at its principal executive offices and (b) any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder), and shall be deemed to have been given upon delivery, if delivered personally, three business days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service.